Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value, of Charles & Colvard, Ltd. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: June 14, 2019

Christopher M. Brown

Aristides Capital LLC

Aristides Fund QP, LP

Aristides Fund LP

By:	/s/ Christopher M. Brown
Christopher M. Brown, for himself
and as the Managing Member of the
General Partner (for itself and on
behalf of each of the Funds)

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